Fulton Financial
CORPORATION

FOR IMMEDIATE RELEASE	Contact: Laura Wakeley (Fulton)
(Full text available on PR Newswire)	Phone: 717-291-2739
Carol Jones (First Washington)
Phone: 609-426-8969

FIRST WASHINGTON FINANCIALCORP SHAREHOLDERS APPROVE MERGER

WITH FULTON FINANCIAL CORPORATION

     (November 5)  -  Lancaster, PA  -  First Washington FinancialCorp shareholders today approved the acquisition of First Washington FinancialCorp (Nasdaq: FWFC) by Fulton Financial Corporation (Nasdaq: FULT), a $10.6 billion financial holding company based in Lancaster, PA.

     The vote at a special shareholders' meeting today clears the way for the merger to proceed, pending final regulatory approvals. The merger is now expected to be completed on December 31, 2004.

     First Washington FinancialCorp is the holding company for First Washington State Bank, which is based in Windsor, NJ. The company has approximately $486 million in assets and operates sixteen community banking offices in Mercer, Monmouth and Ocean Counties in New Jersey. First Washington will become Fulton Financial's 13th banking affiliate and will continue to operate as First Washington State Bank.

     Fulton Financial Corporation is a financial holding company that operates 208 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ., Premier Bank, Doylestown, PA, and Resource Bank, Virginia Beach, VA.

     The Corporation's other financial services providers include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc., Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage lending is offered by all banks through Fulton Mortgage Company and Resource Mortgage.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.